Exhibit 99.1

ZOOM TELEPHONICS, INC.

UP TO 8,006,854 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF ALL SHAREHOLDER SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

I (We), the beneficial owner of Zoom Telephonics, Inc. stock, acknowledge receipt of your letter, the Prospectus dated June 22, 2015, and the other enclosed materials relating to the offering of shares of ZOOM TELEPHONICS, INC. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of subscription rights (“Subscription Rights”).

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated June 22,2015, (the “Prospectus”).

BOX 1. ☐	Please do not exercise Subscription Rights for shares of Common Stock.
BOX 2. ☐	Please exercise Subscription Rights for me (us) and purchase shares of the Common Stock as set forth below.

NUMBER OF SHARES YOU’D LIKE TO BUY			PAYMENT
Shares purchased with Basic Subscription Rights*	x $0.90/share	=	$__________	(line 1)

Shares requested for Oversubscription Rights Purchase**	x $0.90/share	=	$__________	(line 2)

	TOTAL PAYMENT REQUIRED		$__________
(sum of line 1 and line 2)

* Shares purchased with Basic Subscription Rights may not be more than 1 times the number of shares you owned at 5:00 p.m. Eastern on the record date, June 24, 2015.  In addition, the Company may refuse any subscription, in its sole and absolute discretion, which would result in the subscriber owning 5% or more of the Company’s common stock.

Please state how many shares you owned at 5:00 p.m. Eastern on June 24, 2015:____________

** Shareholders must fully exercise their Basic Subscription Right to be eligible for Oversubscription Rights purchase.  If you fully exercise your Basic Subscription Right, shares requested for Oversubscription Rights Purchase can be from zero to whatever number you'd like, subject to the limitations described in the rights offering prospectus.

BOX 3a.	☐
 I (we) certify that the purchase of shares of Common Stock pursuant to the Subscription  Rights (basic or  oversubscription) will not result in my (our) owning either directly or indirectly, of record or beneficially,  more than 400,343 shares of Common Stock.

OR
BOX 3b.	☐
 The purchase of shares pursuant to the Subscription Rights (whether basic or oversubscription) would Result in my (our) owning, either directly or indirectly, of record or beneficially, more than 400,343 shares of
 Common Stock, namely____________________ shares.

BOX 4a.	☐	Payment in the following amount is enclosed: $___________________ (This amount must equal the amount shown in “Total payment required” of Box 2 above)

OR
BOX 4b.	☐	Please deduct payment from the following account as follows:

Type of Account:		Account No.:
(Bank or Brokerage Account)

Amount to be deducted: $__________________________

Signature	Date

Please type or print name(s)

PLEASE NOTE:

If you check Box 1, please sign and date this form and mail it to your broker, custodian bank or your other nominee that holds your shares.

If you do not check Box 1, please do the following:
a)	Check Box 2 and fill out the table shown in Box 2.
b)	Check Box 3a or 3b. If you check 3b, please fill in the requested information in 3b.
c)	Check Box 4a or 4b.
d)	If you check box 4b, please provide the requested information.
e)
Sign and date this form and mail it to your broker, custodian bank or other nominee that holds your shares.  PLEASE MAKE SURE THAT YOU USE THE CORRECT ADDRESS.  You may want to check this address with your broker.